Exhibit 99.2

Christopher L. Watson Managing Director 1301 McKinney St. Suite 400 Houston, TX 77010

July 20, 2009

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated June 1, 2009, to the Board of Directors of NATCO Group Inc. (the “Company”), as an Annex to the prospectus/proxy statement that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on July 20, 2009 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Cameron International Corporation and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings Summary and The Merger.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Chris Watson
Name: Chris Watson
Title: Managing Director